Exhibit 99.1

Exactech and TPG Capital Announce Amended Merger Agreement Providing for Increase in Merger Consideration to $49.25 per share.

•	Merger with TPG Capital Now Valued at $737 Million

FOR IMMEDIATE RELEASE

Gainesville, Florida – December 4, 2017 – Exactech, Inc. (Nasdaq: EXAC), a leading developer and producer of orthopaedic implant devices and surgical instrumentation for extremities and large joints, announced today that it has entered into an amendment to its merger agreement with TPG Capital and certain of its affiliates which was previously announced on October 23, 2017. Pursuant to the amended merger agreement, the Company’s common stock outstanding immediately prior to the effective time of the merger (other than certain shares held by the Company’s founders and certain management shareholders) will be converted into the right to receive $49.25 per share in cash. This represents an increase of approximately 17.3% over the $42.00 of per share merger consideration previously agreed to by Exactech and TPG Capital. TPG Capital has also increased its equity financing commitment to $737 million for purposes of consummating the merger.

Pursuant to a rollover and voting support agreement entered into at the time of the amended merger agreement, the Company’s founders, CEO and certain other management shareholders have agreed with TPG to exchange a portion of their shares in the transaction, representing approximately 18.8% of the Company’s outstanding common stock, for new equity securities in the post-closing ownership of the Company at a valuation equal to or less than $49.25 per share. Such founding and management shareholders have previously agreed to vote all of their shares for the approval of the amended merger agreement.

Exactech’s Board has approved the amended merger agreement with TPG and has determined that it is advisable, fair to and in the best interests of Exactech and its shareholders. Exactech’s Board hereby recommends to Exactech’s shareholders that they vote to approve the merger agreement and the merger with TPG.

TPG has arranged fully committed equity financing for the transaction and there is no financing condition to consummation of the merger with the Company. Early termination of the statutory waiting period under the Hart-Scott-Rodino Act was obtained on November 17, 2017 and, accordingly, there are no anti-competition or other regulatory approvals needed to consummate the merger with TPG Capital’s affiliate. The merger is expected to close during the first quarter of 2018, subject to customary closing conditions.

Advisors

J.P. Morgan Securities LLC is acting as financial advisor to Exactech. Greenberg Traurig, P.A. (Miami) and Greenberg Traurig, LLP (NYC) are acting as Exactech’s legal advisor. Ropes & Gray LLP is acting as legal advisor to TPG Capital.

About Exactech

Exactech was founded in 1985 by orthopedic surgeon Dr. Bill Petty, his wife Betty and biochemical engineer Gary Miller, PhD, with the purpose of improving the quality of care for patients suffering from joint injury or disease, such as arthritis. The company employs more than 700 individuals including engineers, researchers, manufacturing professionals and sales representatives, and distributes its products to more than 35 countries around the world.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech can be found at http://www.exac.com.

About TPG

TPG is a leading global alternative asset firm founded in 1992 with more than $73 billion of assets under management and offices in Austin, Beijing, Boston, Dallas, Fort Worth, Hong Kong, Houston, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, San Francisco, Seoul, and Singapore. TPG’s investment platforms are across a wide range of asset classes, including private equity, growth venture, real estate, credit, and public equity. TPG aims to build dynamic products and options for its investors while also instituting discipline and operational excellence across the investment strategy and performance of its portfolio. For more information, visit www.tpg.com.

Media:

Luke Barrett

TPG

media@tpg.com

415-743-1550

Donna Edwards

352-377-1140

Donna.Edwards@exac.com

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding Exactech’s proposed business combination transaction with TPG Capital, all statements regarding Exactech’s expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. All Statements in this press release that are not historical facts, are forward-looking statements that reflect the best judgment of Exactech based upon currently available information.

Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from Exactech’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Exactech is unable to predict or control, that may cause its actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in Exactech’s filings with the Securities and Exchange Commission (the “SEC”).

Risks and uncertainties related to the proposed merger include, but are not limited to, the risk that Exactech’s shareholders do not approve the merger, potential adverse reactions or changes to business relationships resulting from the announcement of the amendment to the merger agreement or completion of the merger, uncertainties as to the timing of the merger, adverse effects on Exactech’s stock price resulting from the announcement of the merger or the failure of the merger to be completed, competitive responses to the announcement of the merger, the risk that regulatory, licensure or other approvals required for the consummation of the merger are not obtained or are obtained subject to terms and conditions that are not anticipated, litigation relating to the merger, the inability to retain key personnel, and any changes in general economic and/or industry-specific conditions.

In addition to the factors set forth above, other factors that may affect Exactech’s plans, results or stock price are set forth in its most recent Annual Report on Form 10-K and in its subsequently filed reports on Forms 10-Q and 8-K.

Many of these factors are beyond Exactech’s control. Exactech cautions investors that any forward-looking statements made by it are not guarantees of future performance. Exactech disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

All references below to the “merger”, the “proposed merger” or the “merger agreement” refer to the Company’s previously announced merger and merger agreement with TPG Capital, as amended or supplemented from time to time.

The Company previously filed with the SEC a report on Form 8-K regarding the proposed transaction with TPG Capital, which included the amendment to the merger agreement. All parties desiring details regarding the merger are urged to review these documents, which are available at the SEC’s website (http://www.sec.gov).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger. In connection with the merger, the Company will prepare and mail a proxy statement to its shareholders. In addition, certain participants in the merger will prepare and file with the SEC a Schedule 13E-3 transaction statement. These documents will be filed with or furnished to the SEC. Investors and shareholders are urged to read carefully and in their entirety these materials and other materials filed with or furnished to the SEC when they become available, as they will contain important information about the Company, the merger and related matters. In addition to receiving the proxy statement by mail, shareholders also will be able to obtain these documents, as well as other filings containing information about the Company, the merger and related matters, without charge, from the SEC’s website (http://www.sec.gov). In addition, these documents can be obtained, without charge, by sending an e-mail to investors@exac.com, along with complete contact details and a mailing address.

Participants in Solicitation

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from shareholders with respect to the merger. Information regarding the persons or entities who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the merger when it is filed with the SEC. Information regarding the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2017 Annual Meeting of Shareholders, which was filed with the SEC on March 24, 2017. Additional information regarding the interests of such potential participants will be included in the proxy statement and Schedule 13E-3 transaction statement and the other relevant documents filed with the SEC when they become available.